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                                                                 EXHIBIT 99.1

Anne-Marie Megela
Director, Investor Relations
1.800.2GEVITY (1.800.243.8489), x4672
annemarie.megela@gevityhr.com

                   GEVITY HR BOARD DECLARES QUARTERLY DIVIDEND
                FOR SHAREHOLDERS AS COMPANY HEADS INTO 2003 WITH
                                   CONFIDENCE

BRADENTON, FL, March 14, 2003 - Yesterday, the Board of Directors of Gevity HR(R) (NASDAQ: GVHR) declared a quarterly dividend of $.05 per share, payable April 30, 2003, to shareholders of record as of April 15, 2003.

Erik Vonk, chairman and CEO, stated, "The dividend reflects our confidence in the guidance for the year that we have previously announced of more than a 50% earnings per share growth. As we see it, 2003 will be characterized by an ongoing focus on managing expenses, improving gross profit per worksite employee, as well as increasing momentum in sales as we continue the growth and training of our sales force and enhance our marketing efforts. Further, the anticipated capital investment from Frontenac - who clearly shares our very positive outlook for the future - will give us additional muscle to pursue our growth goals." The investment by the Frontenac Company is subject to entering into a definitive agreement and approval of Gevity's shareholders at the annual shareholder meeting scheduled for May 22, 2003.

Gevity also said it was pleased to be selected as a presenter at the Roth Capital 15th Annual Growth Stock Conference at the St. Regis Monarch Beach Hotel in Dana Point, California on Monday, March 17, 2003 at 10:00 a.m. PST. A web cast of the presentation will be available. To listen to the web cast, log on at www.twst.com/econf/mm/roth2/gvhr.html.

As the nation's leading provider of outsourced human capital solutions, Gevity HR helps businesses find, develop and manage their people, retain their best employees, manage the paperwork, and protect their businesses. These services are provided through specific offerings, such as recruiting assistance, training, benefits administration, payroll processing and related paperwork management, and legal compliance.

Gevity HR's business solutions are delivered through expert personal consultation and leading-edge technology, embodied in Gevity HR Central(SM), an online payroll and HR community designed for business owners, managers, and employees. This industry-leading web portal reduces administrative burdens, maximizes employee productivity, and helps businesses be more efficient and profitable.

Gevity HR was recognized by Information Week for a third year in a row as a leading information technology innovator in business services and consulting. The company was also awarded a ComputerWorld Smithsonian Honors Award for extraordinary utilization of technology.

A copy of this press release can be found on the company's web site at www.gevityhr.com.

                                    - More -

                              [GEVITY LETTERHEAD]

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NOTE: Statements in this press release relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Gevity HR, Inc. (the "Company") to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such known and unknown risks, uncertainties and other factors include, but are not limited to, the following: (i) the decision to no longer sell the Company's services to clients in the construction industry as well as certain other high risk industries and to sell its services only to clients in lower risk industries; (ii) increased volatility of costs of workers' compensation coverage and unemployment taxes; (iii) increased volatility of profit generated from the workers' compensation component of the Company's service offering under the Company's loss sensitive workers' compensation programs; (iv) the uncertainties relating to the surety bond market and collateralization requirements related to the Company's medical benefit plan plans and workers' compensation programs; (v) uncertainties as to the availability or renewal of workers' compensation insurance coverage and medical benefit plan coverage; (vi) the decision to provide unbundled payroll and human resource management services and systems to clients; (vii) the potential for additional subsidies for medical benefit plans; (viii) possible adverse application of certain federal and state laws and the possible enactment of unfavorable laws or regulation; (ix) litigation and other claims against the Company and its clients including the impact of such claims on the cost of insurance coverage; (x) impact of competition from existing and new professional employer organizations; (xi) risks associated with expansion into additional states where the Company does not have a presence or significant market penetration; (xii) risks associated with the Company's dependence on key vendors and the ability to obtain benefit contracts for the Company's worksite employees; (xiii) an unfavorable determination by the IRS or Department of Labor regarding the status of the Company as an "employer"; (xiv) the possibility of client attrition due to the decision not to sell services to clients in selected industries and to reprice its services for certain clients; (xv) risks associated with geographic market concentration; (xvi) the financial condition of clients; (xvii) the failure to properly manage growth and successfully integrate acquired companies and operations; (xviii) risks associated with new service offerings to clients; and (xix) other factors which are described in further detail in this press release and filings by the Company with the Securities and Exchange Commission.

                              [GEVITY LETTERHEAD]